UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 23, 2008

ALLIANCE BANKSHARES CORPORATION
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	000-49976 (Commission File Number)	46-0488111 (I.R.S. Employer Identification No.)
14200 Park Meadow Drive #200 South
Chantilly, Virginia 20151
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (703) 814-7200
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 23, 2008, Alliance Bankshares Corporation (the “Company”) and Alliance Bank Corporation (a wholly-owned subsidiary of the Company, “Alliance Bank”, and together with the Company, the “company”) entered into a new employment agreement with President and Chief Executive Officer, Thomas A. Young, Jr., effective as of May 1, 2008 (the “Employment Agreement”). The Employment Agreement replaces Mr. Young’s prior employment agreement, which had been in place since March 1, 2003.
     The Employment Agreement is a three-year employment agreement currently in effect until May 1, 2011, and is substantially similar to Mr. Young’s prior employment agreement. The Employment Agreement provides for an automatic one-year renewal each May 1 subject to a requirement of 60 days’ notice in the event of nonrenewal by any party. The Employment Agreement provides for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the Company’s Board of Directors. Effective as of May 1, 2008, Mr. Young’s annual base salary is $291,500. Mr. Young is eligible for the usual and customary employee benefits from the company including life and disability insurance, plus two additional life insurance policies in the amount of $300,000 each. In addition, the Employment Agreement provides that the company will reimburse Mr. Young for reasonable and customary business expenses incurred by him, and will provide an allowance of up to $1,400 per month for the lease of a car for Mr. Young and will pay or reimburse Mr. Young for all maintenance, insurance, fuel and taxes on such car. If Mr. Young’s employment is terminated by the company other than for cause (as defined in the Employment Agreement) or is terminated by Mr. Young for good reason (as defined in the Employment Agreement), Mr. Young will be entitled to continue receiving his then current base salary for the greater of the remainder of his contract term or twelve months. If within one year after a change in control (as defined in the Employment Agreement), Mr. Young’s employment is terminated by the company other than for cause or is terminated by Mr. Young for good reason, Mr. Young will receive up to 2.99 times his average taxable income from the company for the five calendar years immediately preceding the calendar year of the change in control (with compensation for any partial year of employment annualized), payable in equal monthly installments over three years, limited in any event to the maximum payment which could be made without any payment being considered an excess parachute payment under section 280G of the Internal Revenue Code. Additionally, under the Employment Agreement, Mr. Young is subject to non-disclosure commitments and to non-compete commitments within a defined geographic area and non-solicitation commitments for a period of twelve months following termination of his employment.
     The foregoing description of the Employment Agreement is only a summary and is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
10.2	Employment Agreement between Alliance Bankshares Corporation, Alliance Bank Corporation and Thomas A. Young, Jr. dated as of May 1, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Bankshares Corporation (Registrant)
	By:	/s/ Paul M. Harbolick, Jr.
Paul M. Harbolick, Jr.
Date: April 29, 2008		Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

10.2	Employment Agreement between Alliance Bankshares Corporation, Alliance Bank Corporation and Thomas A. Young, Jr. dated as of May 1, 2008